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                                                                    EXHIBIT 3.23

                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       of
                      FIELDCREST MILLS INTERNATIONAL, INC.

                   -----------------------------------------
                   Adopted in accordance with the provisions
                         of Section 242 and 245 of the
                        Delaware General Corporation Law
                   -----------------------------------------


The original Certificate of Incorporation of FIELDCREST MILLS INTERNATIONAL, INC. (hereafter known as the "Corporation") was filed with the Secretary of State of Delaware on February 24, 1964. This Restated Certificate of Incorporation was proposed to the Stockholders of the Corporation by the Board of Directors on July 29, 1991, and duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law, as amended, by an affirmative vote of the holder of all outstanding stock entitled to vote at a Meeting of Stockholders of the Corporation held at the offices of Amoskeag Company, Boston, Massachusetts, on July 29, 1991. The Restated Certificate of Incorporation as herewith amended is hereby restated to read in its entirety as follows:

     FIRST: The name of the corporation is

                     FIELDCREST CANNON INTERNATIONAL, INC.

     SECOND: The principal office of the Corporation is to be located in the City of Dover, in the County of Kent, in the State of Delaware. The name of its resident agent is the UNITED STATES CORPORATION COMPANY, whose address is 32 Loockerman Square, Suite L-100, Dover, DE 19901.






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     THIRD: The nature of the business of the Corporation and the objects or purposes proposed to be transacted, promoted or carried on by it are:

     To design, develop, experiment with, manufacture, produce, buy, lease or otherwise acquire, hold, own, use, store, process, convert, treat, finish, import, export, sell, lease or otherwise dispose of and generally to deal in and with (as principal, agent or otherwise) any and all kinds of textiles, cloth and fabrics whether made from natural or synthetic fibers or other material and all raw materials which may be used in the manufacturing, converting, treating, processing, or finishing of such textiles, cloth and fabrics.

     To build, erect, construct, purchase, hold or otherwise acquire, own, provide, manage, maintain, establish, lease and operate, and to buy, sell, exchange or otherwise dispose of, mills, factories, laboratories, warehouses, agencies, buildings, structures, stores and offices, with suitable machinery and equipment, and all things of whatsoever kind and nature suitable, necessary, useful, advisable or convenient in connection with the pursuit of any or all of the objects herein set forth.

     To manufacture, buy, sell, deal in, and to engage in, conduct and carry on the business of manufacturing, buying, selling and dealing in goods, wares and merchandise of every class and description necessary or useful for the operations of this corporation.

     To improve, manage, develop, sell, assign, transfer, lease, mortgage, pledge, or otherwise dispose of or turn to account or deal with all or any part of the property of the corporation and from time to time to vary any investment or employment of capital of the corporation.

     To borrow money, and to make and issue notes, bonds, debentures, obligations and evidences of indebtedness of all kinds, whether secured by mortgage, pledge or otherwise, without limit as to amount, and to secure the same by mortgage, pledge or otherwise; and generally to make and perform agreements and contracts of every kind and description.




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     To the same extent as natural persons might or could do, to purchase or otherwise acquire, and to hold, own, maintain, work, develop, sell, lease, exchange, hire, convey, mortgage or otherwise dispose of and deal in, lands and leaseholds, and any interest, estate and rights in real property, and any personal or mixed property, and any franchises, rights, licenses or privileges necessary, convenient or appropriate for any of the purposes herein expressed.

     To apply for, obtain, register, purchase, lease or otherwise to acquire and to hold, own, use, develop, operate and introduce, and to sell, assign, grant licenses or territorial rights in respect to, or otherwise to turn to account or dispose of, any copyrights, trade marks, trade names, brands, labels, patent rights, letters patent of the United States or of any other country or government, inventions, improvements and processes, whether used in connection with or secured under letters patent or otherwise.

     To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers hereinbefore set forth, either alone or in association with other corporations, firms or individuals, and to do every other act or acts, thing or things incidental or appurtenant to or growing out of or connected with the aforesaid business or powers or any part or parts thereof, provided the same be not inconsistent with the laws under which this corporation is organized.

     To acquire by purchase, subscription or otherwise, and to hold for investment or otherwise and to use, sell, assign, transfer, mortgage, pledge or otherwise deal with or dispose of stocks, bonds or any other obligations or securities of any corporation or corporations; to merge or consolidate with any corporations; to merge or consolidate with any corporation in such manner as may be permitted by law; to aid in any manner any corporation whose stocks, bonds or other obligations are held or in any manner guaranteed by this corporation, or in which this corporation is in any way interested; and to do any other acts or things for the preservation, protection, improvement or enhancement of the value of any such stock, bonds or other obligations; and while owner of any such stock, bonds or other obligations to exercise all


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     the rights, powers and privileges of ownership thereof, and to exercise any and all voting powers thereon; to guarantee the payment of dividends upon any stock, or the principal or interest or both, of any bonds or other obligations, and the performance of any contracts.

          The business or purpose of the corporation is from time to time to do any one or more of the acts and things hereinabove set forth, and its shall have power to conduct and carry on its said business, or any part thereof, and to have one or more offices, and to exercise any or all of its corporate powers and rights, in the State of Delaware, and in the various other states, territories, colonies and dependencies of the United States, in the District of Columbia, and in all or any foreign countries.

          The enumeration herein of the objects and purposes of this corporation shall be construed as powers as well as objects and purposes and shall not be deemed to exclude by inference any powers, objects or purposes which this corporation is empowered to exercise, whether expressly by force of the laws of the State of Delaware now or hereafter in effect or implied by the reasonable construction of the said laws.

     FOURTH: The total number of shares of stock which the corporation shall have authority to issue is two hundred (200), and the par value of each of such shares is One Hundred Dollars ($100.00).

     FIFTH: The corporation is to have perpetual existence.

     SIXTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

     SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of this corporation, and for further definition, limitation and regulation of the powers of this corporation and of its

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directors and stockholders:

     (1) The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in the Bylaws, but shall not be less than three. Election of directors need not be by ballot unless the Bylaws so provide.

     (2) The Board of Directors shall have power

          (a) Without the assent or vote of the stockholders, to make, alter, amend, change, add to, or repeal the Bylaws of this corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon any part of the property of the corporation provided it be less than substantially all; to determine the use and disposition of any surplus or net profits and to fix the times for the declaration and payment of dividends.

          (b) To determine from time to time whether, and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

     (3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and

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as binding upon the corporation and upon all the stockholders, as though it had been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interest or for any other reason.

     (4) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any Bylaws from time to time made by the stockholders; provided, however, that no Bylaw so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.

     EIGHTH:    No contract or other transaction between the corporation and any other corporation and no other act of the corporation shall, in the absence of fraud, in any way be affected or invalidated by the fact that any of the directors of the corporation are pecuniarily or otherwise interested in, or are directors or officers of, such other corporation. Any director of the corporation individually or any firm or association of which any director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the corporation, provided that the fact that he individually or such firm or association is




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so interested shall be disclosed or shall have been known to the Board of
Directors or a majority of such members thereof as shall be present at any meeting of the Board of Directors at which action upon any such contract or transaction shall be taken. Any director of the corporation who is also a director or officer of such other corporation or who is so interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize any such contract or transaction and may vote thereat to authorize any such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or not so interested. Any director of the corporation may vote upon any contract or other transaction between the corporation and any subsidiary or affiliated corporation without regard to the fact that he is also a director of such subsidiary or affiliated corporation.

     NINTH:    Any person made a party to any action, suit or proceeding by reason of the fact that he, his testator or intestate, is or was a director, officer or employee of this corporation or of any corporation which he served as such at the request of this corporation, shall be indemnified by the corporation against the reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of such action, suit or proceeding, or in connection with any appeal therein, except in relation to matters as to which it shall be adjudged in

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such action, suit or proceeding that such officer, director or employee is liable for negligence or misconduct in the performance of his duties. Such right of indemnification shall not be deemed exclusive of any other rights to which such director, officer or employee may be entitled by law.

     TENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

     IN WITNESS WHEREOF, Fieldcrest Mills International, Inc. has caused this Restated Certificate of Incorporation to be executed by Johnstone H.R. Walker, its President, and M. Kenneth Doss, its Secretary, this 31st day of July, 1991.


                              By: /s/ JOHNSTONE H.R. WALKER
                                  ---------------------------
                                  Johnstone H.R. Walker


                              ATTEST:


                                  /s/ M. KENNETH DOSS
                                  ---------------------------
                                  M. Kenneth Doss
                                  Secretary


(CORPORATE SEAL)

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STATE OF NORTH CAROLINA )
                        )  SS.:
COUNTY OF GUILFORD      )


     BE IT REMEMBERED that on this 31st day of July, A.D., 1991, personally came before me, Janice W. Robertson, a Notary Public in and for the County and State aforesaid, Johnstone H.R. Walker and M. Kenneth Doss, parties to the foregoing Restated Certificate of Incorporation, known to me personally to be such, and severally acknowledged the said Certificate to be the act and deed of the signers respectively, and that the facts therein stated are truly set forth.

     GIVEN under my hand and seal of office the day and year aforesaid.


                              /s/ JANICE W. ROBERTSON
                              --------------------------
                                     Notary Public

                              My Commission Expires:

                                       2-22-1995
                              --------------------------